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                                                                       EXHIBIT 5


September 24, 2004

CMS Energy Corporation
One Energy Plaza
Jackson, MI  49201

Ladies and Gentlemen:

         I am the Assistant General Counsel of CMS Energy Corporation, a Michigan corporation, (the "Company") and have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of (i) 5,000,000 shares of the Company's 4.50% Cumulative Convertible Preferred Stock (liquidation preference $50.00 per share) (the "Preferred Stock") and (ii) 25,270,500 shares of the Company's common stock (the "Common Stock"), issuable upon conversion of the Preferred Stock, plus such indeterminate number of shares of Common Stock as may become issuable by means of an adjustment to the conversion rate of the Preferred Stock (collectively, the "Conversion Shares"). The Preferred Stock and Conversion Shares are being registered for selling securityholders pursuant to the terms of a registration rights agreement dated as of December 5, 2003 between the Company and the initial purchasers of the Preferred Stock. Capitalized terms not otherwise defined herein have the respective meanings specified in the Registration Statement.

         In rendering this opinion, I have examined and relied upon a copy of the Registration Statement. I have also examined, or have arranged for the examination by an attorney or attorneys under my general supervision, originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination.

         Based on the foregoing it is my opinion that:

         1. The Company is duly incorporated and validly existing under the laws of the State of Michigan.

         2. The Company has the corporate power and authority to authorize and deliver the Preferred Stock and the Conversion Shares.

         3. The Preferred Stock is duly authorized, validly issued, fully paid and nonassessable.



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         4.       The Conversion Shares have been duly authorized and, if and when issued by the Company upon conversion of the Preferred Stock in accordance with the terms of the Preferred Stock, will be validly issued, fully paid and nonassessable.

         For purposes of this opinion, I have assumed that there will be no changes in the laws currently applicable to the Company and that such laws will be the only laws applicable to the Company.

         I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance of the Preferred Stock and the Conversion Shares.

         I am a member of the bar of the State of Michigan and I express no opinion as to the laws of any jurisdiction other than the State of Michigan and the federal law of the United States of America.

         I hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement relating to the resale of the Preferred Stock and the Conversion Shares and to all references to me included in or made a part of the Registration Statement.

                                                        Very truly yours,

                                                        /s/ Robert C. Shrosbree

                                                        Robert C. Shrosbree